California Software            Carl Thompson Associates
Kate Tague                     Carl Thompson
Marketing/Communications       Investor Relations
949-553-8900                   303-665-4200
ktague@calsw.com               carl@ctaonlinel.com

For additional information, see www.californiasoftware.com

California Software acquires Unibol

Business/Technology Editors

IRVINE,  Calif.--(BUSINESS  WIRE)-November  10,  2000--California
Software Corporation (OTC BB:CAWC), a leader in IBM Midrange migration products and developer of the award-winning BABY product line, announced today its acquisition of Unibol.

Bruce Acacio, CEO of California Software stated, "We are extremely excited about the merger with Unicomp, Unibol's former parent company. This acquisition is another step toward that goal. Unibol has been the primary competitor for our BABY/36 and BABYAS/2000 products on a worldwide basis. Whereby the Unibol team has focused primarily in the Unix market, our BABY family has been the market leader in NT space. Additionally, Unibol's Unibol/36 and Unibol/400 products have enjoyed greater success in Europe and our BABY family has a larger domestic install base. This combination of technology and a broader customer base creates a larger, more geographically and technologically stronger organization."

California Software has enjoyed significant success with its latest products, BABY/GUI and baby.com which provide a graphical and web-enabled capability to existing Iseries 400-based applications. This technology offers significant benefits to existing Unibol/36 and Unibol/400 customers as well as providing a growing list of new customers who have chosen to remain on IBM's popular Iseries 400 systems.

About California Software Corporation

California  Software Corporation is the worldwide leader  in  IBM
Midrange migration software solutions. The Company's products, marketed under the brand name BABY, support the migration of IBM
AS/400 screens and applications to Windows and the Web.
About Unibol

This news release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can usually, but not always, be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts", "potential", "intends" or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the Company's filings with the SEC. Investors are cautioned that all forward-looking statements involve risks and uncertainties of the industry in which the Company operates and/or proposes to operate, including without limitation, uncertainties of product sales and product development, market acceptance of the Company's products, the impact of competitive products and technological innovation, product returns and defects, product obsolescence, availability of qualified personnel, dependence on third party suppliers, success or failure of strategic business alliances, acquisitions or other business combinations, new or amended laws and regulations applicable to the Company, general market conditions, and other risks. These forward-looking statements are made in reliance on the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended.

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